PLAN OF REORGANIZATION AND DISTRIBUTION AGREEMENT

         PLAN OF REORGANIZATION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated this 12th day of February, 2002 by and between Crown Jewel Resources Corp., a Delaware corporation (the "Company"), and ABF Capital Corp., a Delaware corporation ("ABF") and a wholly-owned subsidiary of the Company.

         WHEREAS, the Company wholly owns three subsidiaries; and

         WHEREAS, two of the Company's wholly owned subsidiaries are engaged in the jewelry business and account for substantially all of its revenues; and

         WHEREAS, the Company's third subsidiary, ABF, (i) acquires interests and leases in oil and gas properties, (ii) acts as a drilling contractor for oil and gas properties, and (iii) possesses certain rights to minimum annual royalty interests from oil and gas operations; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the stockholders of the Company to separate the jewelry business on the one hand and the oil and gas business on the other hand, by distributing all of the shares of ABF Common Stock to the holders of the Company's common stock on a pro rata basis (the "Distribution"); and

         WHEREAS, in connection with the Distribution, the Company and ABF have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         ABF BOARD: The Board of Directors of ABF.

         ABF BOOKS AND RECORDS: The books and records (including computerized records) of ABF and any other books and records which relate principally to the ABF Business, are necessary to operate the ABF Business, or are required by law to be retained by ABF, including, without limitation, all such books and records relating to the ABF Employees, all files relating to any Action pertaining to ABF's liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings relating to ABF or the ABF Business (but not including the Company Books and Records, provided that ABF shall have access to, and have the right to obtain duplicate copies of, the Company Books and Records which pertain to the ABF Business in accordance with the provisions of Article VI hereof).

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         ABF BUSINESS: Means all oil and gas operations conducted under the umbrella of, and all assets relating to the oil and gas business owned by, the Company or any Company Subsidiary.

         ABF BY-LAWS: The by-laws of ABF, substantially in the form of Annex III to the Information Statement, to be in effect on the Distribution Date.

         ABF CHARTER: The Certificate of Incorporation of ABF, substantially in the form of Annex II to the Information Statement, to be in effect on the Distribution Date.

         ABF COMMON STOCK: Means all outstanding shares of the common stock, par value $.0001 per share, of ABF Capital Corp.

         ABF EMPLOYEE: Any individual who, on or prior to the Distribution Date, was employed by ABF and who, on or after the Distribution Date, or otherwise in connection with the Distribution, is intended to be employed by ABF.

         ACTION: Any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

         AFFILIATE: Means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes for this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         AGENT: Continental Stock Transfer and Trust Company, the distribution agent appointed by the Company to distribute shares of ABF Common Stock and cash in lieu of fractional shares pursuant to the Distribution.

         COMMISSION: The Securities and Exchange Commission.

         COMPANY BOARD: The Board of Directors of the Company.

         COMPANY BOOKS AND RECORDS: The books and records (including computerized records) of the Company and the Company Subsidiaries and any other books and records which relate principally to the Company Business, are necessary to operate the Company Business, or are required by law to be retained by the Company or a Company Subsidiary, including, without limitation, all such books and records relating to the Company Employees, all files relating to any Action pertaining to the Company Liabilities, original corporate minute books, stock ledgers and certificates and corporate seals, and all licenses, leases, agreements and filings relating to the Company, the Company Subsidiaries or the Company Business (but not including the ABF Books and Records, provided that the Company shall have access to, and have the right to obtain duplicate copies of, the ABF Books and Records which pertain to the Company Business in accordance with the provisions of Article VI hereof).

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         COMPANY BUSINESS: Means the business activities conducted by the
Company Subsidiaries and any other businesses, other than the ABF Business, conducted by the Company or any Company Subsidiary on the date hereof or in the future.

         COMPANY COMMON STOCK: The Company common stock, par value $.00005 per share.

         COMPANY EMPLOYEE: Any individual who, on or prior to the Distribution Date, was employed by the Company or any of the Company Subsidiaries and who, on or after the Distribution Date, or otherwise in connection with the Distribution, is intended to be employed by the Company or a Company Subsidiary or in a Company Business.

         COMPANY SUBSIDIARIES: All of the Subsidiaries of the Company as of the Distribution Date, to wit, GoldWerks, Inc. and DiamondWerks, Inc., other than ABF.

         DECLARATION DATE: The date of the Company Board's declaration of the special dividend pursuant to which the Distribution will be effected.

         DISTRIBUTION DATE: The date fixed by the Company Board as the date of the Distribution, which date shall occur promptly following the satisfaction or waiver of each of the conditions set forth in Section II hereof and which has been initially established as June 30, 2002.

         DISTRIBUTION RECORD DATE: The date established by the Company Board as the date for the taking of a record of the holders of the Company Common Stock entitled to participate in the Distribution, which Distribution Record Date has been established as February 27, 2002.

         EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

         FORM 10SB: The registration statement on Form 10SB, and any amendments thereto, filed by the Company with the Commission to effect the registration of ABF Common Stock pursuant to the Exchange Act.

         HOLDERS: The holders of record of the Company Common Stock as of the Distribution Record Date.

         INFORMATION STATEMENT: The information statement to be distributed to the Holders pursuant to Regulation 14C promulgated under the Exchange Act.

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         PERSON: Any individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including any governmental entity or authority.

         SECURITIES ACT: The Securities Act of 1933, as amended.


                                   ARTICLE II
                   THE REORGANIZATION AND RELATED TRANSACTIONS

         2.1. THE RESTRUCTURING. Prior to the Distribution, the Company shall take any and all steps necessary and desirable to segregate the assets, liabilities and other accounts properly belonging to each of the Company and ABF so as to assure the smooth and effective transition of the ABF Business after the Distribution. In connection with the restructuring and the assignment of assets and the assumption of liabilities rightfully belonging to each of the Company and ABF, the parties shall execute, or cause to be executed by the appropriate entities, the conveyancing and assumption instruments in such forms as the parties shall reasonably agree.

         2.2. CASH MANAGEMENT. The Company shall maintain separate cash management systems, bank accounts, cash balances and other investments with respect to the ABF Business and the Company Business. From and after the Distribution Date, ABF shall be entitled to all such accounts, balances and investments related to the ABF Business and the Company shall be entitled to all such accounts, balances and investments related to the Company Business. Following the Distribution Date, to the extent necessary, (i) the Company shall, and shall cause its Subsidiaries and Affiliates to, remit to ABF, no less frequently than monthly, any amounts (net of returned checks and similar items) received by any of them on or after the Distribution Date which constitute assets of ABF and (ii) ABF shall cause its Affiliates to, remit to the Company, no less frequently than monthly, any amounts (net of returned checks and similar items) received by any of them on or after the Distribution Date which constitute assets of the Company.

         2.3. SETTLEMENT OF INTERCOMPANY ACCOUNTS. All intercompany accounts between the Company and ABF will be settled and discharged, effective as of the Distribution Date, as set forth in the Information Statement.

         2.4. TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION. To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties hereto shall cooperate to effect such transfers as promptly as shall be practicable following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any liabilities which by their terms or operation of law cannot be transferred; provided, however, that the Company and its Subsidiaries ABF shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all assets contemplated to be transferred or assumed pursuant to this Article II. In the event that such transfer of assets or the assumption of any liabilities has not been consummated, effective as of the Distribution Date, the party retaining such asset shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and retain such liability for the account of the party by whom such liability is to be assumed pursuant hereto, and take such other action as may be required, in order to place the parties, insofar as is

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reasonably possible, in the same position as would have existed had such asset been transferred or such liability assumed as contemplated hereby. As and when any such asset becomes transferable or liability becomes assumable, such transfer shall be effected forthwith. The parties agree that, except as set forth in this Section 2.4, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all rights, powers, privileges, duties, obligations and responsibilities incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the liabilities, and all duties, obligations and responsibilities incidental thereto which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

         2.5. CERTAIN OTHER TRANSACTION AGREEMENTS. Prior to the Distribution Date, the Company (and shall cause its Subsidiaries) and ABF shall enter into any other agreements necessary or appropriate in connection with the transactions contemplated hereby ("Transaction Agreements"). In the event of a conflict between the terms of this Agreement and the terms of any of such other agreements, the terms of such other Transaction Agreements shall govern.

         2.6. NO REPRESENTATIONS OR WARRANTIES; CONSENTS. Each of the parties hereto understands and agrees that, except as expressly provided to the contrary in this Agreement, no party hereto is, in this Agreement or in any other Transaction Agreement contemplated by this Agreement or otherwise, representing or warranting in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party or (ii) as to the legal sufficiency to convey title to any asset transferred pursuant to this Agreement or any other Transaction Agreement including, without limitation, any conveyancing and assumption instrument. It is also agreed and understood that there are no warranties whatsoever, express or implied, given by either party to this Agreement, as to the condition, quality, merchantability or fitness of any of the assets, businesses or other rights either transferred to or retained by the parties, as the case may be, and all such assets, businesses or other rights shall be "as is, where is" and "with all faults"; provided, however, that the absence of warranties given by the parties shall not negate the allocation of liabilities under this Agreement and shall have no effect on any third parties' warranties which are intended to be transferred with such assets. Each party hereto understands and agrees that, except as expressly provided to the contrary in any other Transaction Agreement, no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement or any other agreement or document contemplated by this Agreement or otherwise will satisfy the provisions of any or all applicable laws or judgments or other instruments relating to such assets, it being agreed and understood that the party to which any Assets are transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with. Notwithstanding the foregoing, the parties shall use good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings. In case at any time after the Distribution Date any further actions are necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable actions.

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                                   ARTICLE III
                                THE DISTRIBUTION

         3.1. COOPERATION PRIOR TO THE DISTRIBUTION.

                  3.1.1. The Company and ABF shall prepare, and ABF shall file with the Commission, a registration statement on Form 10SB, which shall include the portions of the Information Statement relating to the Distribution and to ABF. The Company and ABF shall also prepare, and the Company shall mail to the Holders, the Information Statement which shall set forth appropriate disclosure concerning the Company, ABF, the Distribution and other matters. The Company and ABF shall use their reasonable best efforts to cause the Form 10 to become effective under the Exchange Act.

                  3.1.2. Prior to the filing of the Form 10SB, the Company shall cause and direct the members of the Board of ABF to (i) adopt resolutions to amend the ABF certificate of incorporation so that the certificate of incorporation is substantially and materially equivalent to the ABF Charter attached hereto and (ii) file the amendment with the State of Delaware.

                  3.1.3. The Company and ABF shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

                  3.1.4. The Company and ABF shall seek to identify a registered broker-dealer to prepare, file and pursue, an application to permit the inclusion of ABF Common Stock on the OTCBB.

                  3.1.5. The Company and ABF shall use their reasonable best efforts to obtain any third-party consents or approvals necessary or desirable in connection with the transactions contemplated by this Agreement.

                  3.1.6. The Company and ABF shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable law, to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

         3.2 COMPANY BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. The Company Board shall, in its discretion, establish the Declaration Date, the Distribution Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions have been satisfied:

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                  3.2.1. The Form 10SB shall have been declared effective by the
Commission under the Exchange Act and no stop order shall be in effect with respect thereto;

                  3.2.2. The ABF Board, comprised as contemplated by Section 5.1 hereof, shall have been elected by the Company as sole stockholder of ABF, and the ABF Certificate of Incorporation and the ABF By-Laws, as each will be in effect after the Distribution, shall have been adopted and shall be in effect;

                  3.2.3. There shall not be in effect any statute, rule, regulation or order of any court, or governmental or regulatory authority which prohibits or makes illegal the transactions contemplated by this Agreement; provided, however, that (i) any such condition may be waived by the Company Board in its sole discretion, and (ii) the satisfaction of such conditions shall not create any obligation on the part of the Company or ABF to effect the Distribution, in any way limit the Company's power of amendment and termination set forth in Sections 7.7 and 7.9 hereof or alter the consequences of any such termination from those specified in Section 7.9 hereof.

         3.3 THE DISTRIBUTION. On the Distribution Date, subject to the conditions and rights of termination set forth in this Agreement, the Company shall endorse in blank and deliver to the Agent share certificates representing all of the then outstanding shares of ABF Common Stock owned by the Company. The Company shall instruct the Agent to distribute to the Holders, on or as soon as practicable following the Distribution Date, certificates representing one (1) share of ABF Common Stock for every ten shares of Company Common Stock held by such Holders, to be rounded up in the event of fractional shares of ABF Common Stock. ABF agrees to provide all share certificates that the Agent shall require in order to effect the Distribution.

         3.4 ROUNDING OF FRACTIONAL SHARES. No certificates or scrip representing fractional interests in shares of ABF Common Stock shall be issued as part of the Distribution. In lieu thereof, each Holder who would otherwise be entitled to receive a fractional share of ABF Common Stock will receive the nearest whole number of shares rounded up for such fractional share.


                                   ARTICLE IV
                                 INDEMNIFICATION

         4.1 INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, defend and hold harmless ABF and each of its directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "ABF Indemnitees") from and against the Company Liabilities and any and all losses, Liabilities and damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "ABF Indemnifiable Losses" and, individually, an "ABF Indemnifiable Loss") of the ABF Indemnitees arising out of or due to the failure or alleged failure of the Company or any of its Subsidiaries or Affiliates to
(i) pay, perform or otherwise discharge in due course any of the Company Liabilities or (ii) comply with the provisions of Section 4.3 hereof.

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         4.2 INDEMNIFICATION BY ABF. ABF shall indemnify, defend and hold harmless the Company and each of the Company Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Company Indemnitees") from and against the ABF Liabilities, and any and all losses, Liabilities, damages, including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions (collectively, "Company Indemnifiable Losses" and, individually, a "Company Indemnifiable Loss") of the Company Indemnitees arising out of or due to the failure or alleged failure of ABF or Affiliates to (i) pay, perform or otherwise discharge in due course any of the ABF Liabilities or (ii) comply with the provisions of Section 4.3 hereof. The ABF Indemnifiable Losses and the Company Indemnifiable Losses are collectively referred to as the "Indemnifiable Losses."

         4.3  PROCEDURE FOR INDEMNIFICATION.

                  4.3.1 If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person who is not a party to this Agreement of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, that the failure of any Indemnitee to give notice as required by this Section 4.3 shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

                  4.3.2 An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim, provided that the Indemnifying Party must confirm in writing that it agrees that the Indemnitee is entitled to indemnification hereunder in respect of such Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with
Section 4.3.1 hereof (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether to assume responsibility for such Third-Party Claim (provided that if the Indemnifying Party does not so notify the Indemnitee of its election within 30 days after receipt of such notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected not to assume responsibility for such Third-Party Claim), and such Indemnitee shall cooperate in the defense, settlement or compromise of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article IV for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by

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such Indemnitee in connection with the defense thereof; provided, however, that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for a Third-Party Claim (which election may be made only in the event of a good faith dispute that a claim was inappropriately tendered under Section 4.1 or 4.2 hereof, as the case may be) such Indemnitee may defend or (subject to the following sentence) seek to compromise or settle such Third-Party Claim. Notwithstanding the foregoing, an Indemnitee may not settle or compromise any claim without prior written notice to the Indemnifying Party, which shall have the option within ten days following the receipt of such notice (i) to disapprove the settlement and assume all past and future responsibility for the claim, including reimbursing the Indemnitee for prior expenditures in connection with the claim, or (ii) to disapprove the settlement and continue to refrain from participation in the defense of the claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith, or (iii) to approve the amount of the settlement, reserving the Indemnifying Party's right to contest the Indemnitee's right to indemnity, or (iv) to approve and agree to pay the settlement. In the event the Indemnifying Party makes no response to such written notice from the Indemnitee, the Indemnifying Party shall be deemed to have elected option (ii).

                  4.3.3. If an Indemnifying Party chooses to defend or to seek to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense or compromise.

                  4.3.4. Notwithstanding anything else in this Section 4.3 to the contrary, an Indemnifying Party shall not settle or compromise any Third-Party Claim unless such settlement or compromise contemplates as an unconditional term thereof the giving by such claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim (and provided further that such settlement may not provide for any non-monetary relief by Indemnitee without the written consent of Indemnitee) and unless such settlement or compromise does not involve any new or additional contractual or other burdens on the Indemnitee. In the event the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third-Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third-Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (ii) the lesser of (a) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (b) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third-Party Claim.

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                  4.3.5 Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law or under this Agreement.

         4.4. REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

         4.5. SURVIVAL OF INDEMNITIES. The obligations of each of the Company and ABF under this Article IV shall survive the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities.


                                    ARTICLE V
                           CERTAIN ADDITIONAL MATTERS

         5.1. THE ABF BOARD. ABF and the Company shall take all actions which may be required to elect or otherwise appoint, as of the Distribution Date, the following three persons as directors of ABF: Adolph Weissman, Walter Greenfield and Audrey Finckelstein.

         5.2. RESIGNATIONS. ABF shall cause all of its directors, officers and ABF Employees to resign, other than those persons named in Section 5.1., above, effective as of the Distribution Date, from all boards of directors or similar governing bodies of the Company on which they serve, and from all positions as officers and/or employees of the Company on which they serve. The Company shall cause all of its directors, officers and Company Employees to resign from all boards of directors or similar governing bodies of ABF on which they serve and from all positions as officers and/or employees of ABF except to the extent specifically requested by ABF.


                                   ARTICLE VI
                       ACCESS TO INFORMATION AND SERVICES

         6.1 PROVISION OF CORPORATE RECORDS.

                  6.1.1. The Company shall arrange as soon as practicable following the Distribution Date for the delivery to ABF, at ABF's cost, of the ABF Books and Records in its possession, except to the extent such items are already in the possession of ABF. Such records shall be the property of ABF, but shall be available to the Company for review and duplication until the Company shall notify ABF in writing that such records are no longer of use to the Company. The Company may also retain copies of any of such records relating to Actions commenced against the Company and its Affiliates.

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                  6.1.2. ABF shall arrange as soon as practicable following the
Distribution Date for the delivery to the Company, at the Company's cost, of the Company Books and Records in its possession (if any) to the extent such items are not already in the possession of the Company. Such records shall be the property of the Company, but shall be available to ABF for review and duplication until ABF shall notify the Company in writing that such records are no longer of use to ABF. ABF may also retain copies of any of such records relating to Actions commenced against ABF and its Affiliates.

                  6.1.3. The originals of any documents containing information with respect to the Company and its Subsidiaries on a consolidated basis (including accounting, tax and financial records) shall be retained by the Company. Copies of any such documents shall be delivered to ABF in accordance with Section 6.1.1 hereof. Costs of duplicating such documents shall be allocated 50% to ABF and 50% to the Company.

         6.2. ACCESS TO INFORMATION. From and after the Distribution Date, the Company shall afford to ABF and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within the Company's possession and shall use reasonable efforts to give to ABF and its authorized accountants, counsel and other designated representatives access to persons or firms possessing Information, insofar as such access is reasonably required by ABF and subject to appropriate restrictions for confidential Information. Similarly, ABF shall afford to the Company and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to Information within ABF's possession and shall use reasonable efforts to give to the Company and its authorized accountants, counsel and other designated representatives access to persons or firms possessing Information, insofar as such access is reasonably required by the Company and subject to appropriate restrictions for confidential Information. Information may be requested under this Article VI for the legitimate business purpose of either party including, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

         6.3. REIMBURSEMENT. Any party providing Informationto the other party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts (at cost), relating to supplies, disbursements and other direct out-of-pocket expenses.

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

         6.4. RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each of the Company and ABF may destroy or otherwise dispose of any of the Information at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide not less than 90 days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested at the expense of the party requesting such Information.

         6.5. CONFIDENTIALITY. Each of the Company and the Company Subsidiaries on the one hand, and ABF on the other hand, shall hold, and shall cause its directors, employees, agents, Affiliates, consultants and advisors to hold, in strict confidence, all Information concerning the other in its possession or furnished by the other or the other's representatives pursuant to this Agreement (except to the extent that such Information has been (a) in the public domain through no fault of such party or (b) lawfully acquired from other sources by such party) and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose by judicial or administrative process or, as advised by its counsel, by other requirements of law or unless such Information is reasonably required to be disclosed in connection with (x) any litigation with any third parties or litigation between the Company and ABF, (y) any contractual agreement to which the Company or ABF are currently parties or (z) in exercise of either party's rights hereunder.


                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1. EXPENSES. Except as otherwise set forth in this Agreement, all costs and expenses incurred through the Distribution Date in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution and with the consummation of the transactions contemplated by this Agreement shall be charged to the Company. Except as otherwise set forth in this Agreement, all costs and expenses incurred following the Distribution Date in connection with the implementation of the transactions contemplated in this Agreement shall be charged to the party for whose benefit the expenses are incurred, with any expenses which cannot be allocated on such basis to be split equally between the parties.

         7.2. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Schedules and Exhibits hereto and the other agreements and documents referred to herein, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

         7.3. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in the Agreement shall survive the Distribution Date.

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

         7.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

         7.5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if signed by an authorized officer of the party giving such notice or other communication upon receipt of hand delivery, certified or registered mail (return receipt requested) or telecopy transmission with confirmation of receipt:

         To the Company:            805 Third Avenue
                                    New York, New York 10022
                                    Attention: President
                                    Telecopier: (773) 961-1099

                  To ABF:           2 Winthrop Lane
                                    Scarsdale, NY 10583
                                    Telecopier: (914) 725-5479

         Such names and addresses may be changed from time to time by such notice.

         7.6. AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto.

         7.7. SUCCESSORS AND ASSIGNS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         7.8. TERMINATION. This Agreement may be terminated and the Distribution abandoned, modified or deferred at any time prior to the Distribution Date by, and in the sole discretion of, the Company Board without the approval of ABF or the Company's stockholders. In the event of such termination, no party shall have any liability of any kind to the other party pursuant to this Agreement.

         7.9. SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party on and after the Distribution Date.

         7.10. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, liability, claim, right of reimbursement or other right in excess of those existing without reference to this Agreement.

         7.11. TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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

         7.12. EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         7.13. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

         7.14. ARBITRATION OF DISPUTES. Any dispute, claim or controversy relating to or arising out of this Agreement shall be exclusively resolved by arbitration in accordance with this Section 7.14. Any party may initiate arbitration by giving written notice to the other parties hereto of an intention to arbitrate and by filing with the regional office of the American Arbitration Association located in New York, New York, three copies of such notice and three copies of this Agreement together with the appropriate filing fee. Such notice shall contain a statement setting forth the nature of the dispute and the remedy sought. The arbitration shall be conducted before a single arbitrator selected by the parties from the Panel of Arbitrators submitted to the parties by the American Arbitration Association. The arbitration shall be conducted in New York, New York in accordance with the rules of the American Arbitration Association in effect at the time the notice to arbitrate is served. The arbitrator's decision will be final and binding on the parties and may be enforced in any court of competent jurisdiction. The arbitrator may grant any legal and/or equitable relief to which a party may be entitled under the law or any legal theory under which the party seeks relief. The award shall not serve as precedent or authority in any subsequent proceeding, provided that if the losing party should fail to comply with the award, the prevailing party may apply to any court having jurisdiction for an order confirming the award in accordance with applicable law. Unless otherwise required by law or court order, the substance of any arbitration proceedings pursuant hereto, including the content and result of the award, shall be kept confidential by all parties and by the arbitrator. The fact that such a proceeding exists or that an award has been rendered, need not be kept confidential. Each party shall bear its own costs of the proceeding, including costs of witnesses. The compensation of the arbitrator and any other costs of the proceeding shall be shared equally by the parties thereto.


                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                             SIGNATURE PAGE FOLLOWS



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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                            CROWN JEWEL RESOURCES, INC.

                                            By:  /s/ Marc Palazzo
                                                --------------------------------
                                                     Marc Palazzo, President


                                            ABF CAPITAL CORP.

                                            By: /s/ Adolph Weissman
                                                --------------------------------
                                                    Adolph Weissman, President

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